Exhibit 99.(a)(8)

SUPPLEMENT TO THE
MANAGEMENT INFORMATION CIRCULAR
FOR THE
ADJOURNED SPECIAL MEETING OF CONTINENTAL SECURITYHOLDERS
IN RESPECT OF A STATUTORY PLAN OF ARRANGEMENT
AMONG
CONTINENTAL AND ITS SECURITYHOLDERS
INVOLVING THE ACQUISITION OF 100% OF CONTINENTAL BY
JINQING MINING INVESTMENT LIMITED, A WHOLLY-OWNED SUBSIDIARY OF
JINCHUAN GROUP LTD.

To Be Reconvened At
The Metropolitan Hotel, Cristal Room,
Vancouver, British Columbia

♦, 2011 at ♦ p.m. (Vancouver (Pacific daylight) time)

Supplement Dated ♦, 2011
to Information Circular Dated January 17, 2011

This Supplement should be read together with the Management Information Circular dated January 17, 2011 (the “Circular”) which was previously furnished to you. This Supplement contains further particulars relating to the Arrangement on which all Securityholders of Continental Minerals Corporation (herein “Continental” or the “Company”) will be voting at the reconvened Meeting. If you require another copy of the Circular, you may obtain one from Laurel Hill Advisory Group at North American toll-free 1-877-304-0211 or collect 416-304-0211, or by downloading it from www.sedar.com.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED, DISAPPROVED, PASSED UPON THE MERITS OR FAIRNESS OF THE PLAN OF ARRANGEMENT, NOR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE CIRCULAR OR THIS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

IF YOU HAVE PREVIOUSLY SUBMITTED A PROXY IN CONNECTION WITH THE ARRANGEMENT, SUCH PROXY WILL, UNLESS REVOKED, CONTINUE TO BE VALID AT THE RECONVENED MEETING. YOU MAY REVOKE ANY PROXY PREVIOUSLY GIVEN UNTIL THE TIME OF THE MEETING AS DESCRIBED IN THE CIRCULAR.

Capitalized terms not defined herein have the meaning defined for them in the circular. Except as augmented or amended hereby, the information in the Circular remains materially accurate in all respects.

TABLE OF CONTENTS

Page
GENERAL COMMENTS ABOUT THE INFORMATION CONTAINED IN THIS SUPPLEMENT	i
LEGAL NOTICE OF RECONVENED SPECIAL MEETING OF SECURITYHOLDERS	1
CAUTIONARY NOTE TO ALL READERS REGARDING NON-COMPLIANCE OF CERTAIN INFORMATION HEREIN WITH CANADIAN DISCLOSURE STANDARDS AND NOTE TO UNITED STATES INVESTORS ABOUT DIFFERENCES IN CANADIAN AND US MINERAL TERMINOLOGY	2
CORRECTION OF THE CIRCULAR CAUTIONARY STATEMENT	2
IDENTIFICATION OF PERSONS WHO HAVE AGREED TO SUPPORT THE ARRANGEMENT	3
SPECIAL FACTORS	4
FAIRNESS OF THE TRANSACTION – CONTINENTAL’S PERSPECTIVE	5
FAIRNESS OF THE TRANSACTION – JINCHUAN GROUP’S PERSPECTIVE	8
FINANCIAL ASSISTANCE TO OPTIONHOLDERS	9
ECONOMIC ANALYSES, OPINIONS AND REPORTS CONSIDERED BY THE PARTIES	10
GENERAL INFORMATION	16
INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS OF CONTINENTAL IN THE ARRANGEMENT	16
SELECTED FINANCIAL DATA	16
AVAILABILITY OF ADDITIONAL INFORMATION	18
OTHER MATTERS	18
DIRECTORS’ APPROVAL OF SUPPLEMENT AND RECONFIRMATION OF RECOMMENDATION TO SECURITYHOLDERS TO VOTE IN FAVOUR OF THE ARRANGEMENT	18
Schedule I Information about Continental Minerals Corporation	19
Schedule II Information about Jinchuan Group Ltd. and JinQing Mining Investment Limited	28
Schedule III Transactions in the Company’s Securities	33
Schedule IV Copy of Second Interim Order of the Court	38
Schedule V List of Financial Analyses, Opinions and Reports Referred to in the Supplement	39

GENERAL COMMENTS ABOUT THE INFORMATION CONTAINED IN THIS SUPPLEMENT

No person has been authorized to give any information or to make any representation in connection with the Arrangement and other matters described herein other than those contained in the Circular and this Supplement, and, if given or made, any such information or representation should be considered not to have been authorized by Continental. Information contained in the Circular and this Supplement should not be construed as legal, tax or financial advice and Securityholders are urged to consult their own professional advisors in connection therewith. Except as expressly amended or supplemented by this Supplement, all financial and non-financial information in the Circular remains unchanged. Readers are cautioned to review Continental’s public filings subsequent to the date of the Circular, available at www.sedar.com, and its filings under the Securities Exchange Act of 1934, as amended, available at www.sec.gov, including, without limitation, materials furnished to the U.S. Securities and Exchange Commission on Form 6-K. Capitalized terms used but not defined in this Supplement shall have the meaning ascribed thereto in the Circular. All dollar references in this Supplement are in Canadian dollars, except where otherwise indicated. Certain of the disclosures are on public file with the SEC (at sec.gov) from the February 11, 2011 Schedule 13E-3 filing but are included herein for ease of reference.

i

LEGAL NOTICE OF RECONVENED SPECIAL MEETING OF SECURITYHOLDERS

TAKE NOTICE THAT the special meeting (the “Meeting”) of the holders of Common Shares, Preferred Shares and Options (collectively the “Securityholders”) of Continental Minerals Corporation (“Continental”) originally convened and adjourned on Friday, February 18, 2011, and subsequently twice adjourned, will be reconvened at The Metropolitan Hotel, Cristal Room, 645 Howe Street, Vancouver, British Columbia, V6C 2Y9 Canada on ♦ day, April, 2011, at ♦ p.m. (Vancouver time), for the same purposes set out in the Management Information Circulated dated January 17, 2011 (the “Circular”).

Reason for the Adjournments

The Meeting was adjourned in order to allow time to prepare this Supplement in response to comments received from staff at the United States Securities and Exchange Commission (the “SEC”) in connection with the going private transaction statement filed February 11, 2011 with the SEC on Schedule 13E-3 (the “Filed Schedule 13E-3”). The Filed Schedule 13E-3 was jointly filed by Continental, Jinchuan Group Ltd. and its subsidiary, JinQing Mining Investment Limited (the “Acquiror”), and included the Circular as an exhibit. The Meeting adjournments were required to facilitate the filing of an amendment to the Filed Schedule 13E-3 (the “Amended Schedule 13E-3”) and the preparation of this Supplement.

Second Interim Order of the Court

Pursuant to an order of the British Columbia Supreme Court dated March 14, 2011 (the “Second Interim Order”), Continental disseminated on ♦, through its usual news release wire services, a news release which: (i) confirms the date, time and place in Vancouver of the reconvened Meeting; (ii) discloses the existence of an amendment to the Filed Schedule 13E-3 (the “Amended Schedule 13E-3”) and the Supplement and briefly summarizes the contents of the Supplement and the websites from which the Amended Schedule 13E-3 and the Supplement can be downloaded; and (iii) provides that any Continental Securityholder or his or her broker or agent may request that a copy of the Supplement be couriered or mailed by first class mail to such Securityholder (or the agent or broker) upon telephone request made of Continental. A copy of the Second Interim Order is appended to this Circular Supplement. Pursuant to the Second Interim Order, only Securityholders of record at the close of business (Vancouver time) on January 14, 2011 will be entitled to vote at the reconvened Meeting.

TAKE FURTHER NOTICE THAT holders of Common Shares continue to have the dissent and appraisal rights described in the Circular. Holders of Common Shares and Preferred Shares have the right to revoke and/or change any proxy previously given in connection with the Meeting. Please see the Circular for instructions. Securityholders who have already submitted their proxy and do not wish to change or revoke their proxy instructions need not do anything further as previously submitted proxies remain valid. Securityholders who have not yet submitted their proxy are encouraged to read the materials and submit their proxy form.

If you have any questions about the information contained in the Circular or this Supplement, require a new proxy form, or require assistance in completing your proxy form, please contact Continental’s proxy solicitation agent, Laurel Hill Advisory Group, at North American toll-free 1-877-304-0211 or collect 416-304-0211.

BY ORDER OF THE BOARD MADE ♦ DAY, MARCH, 2011

“David J. Copeland” (original signed)

David J. Copeland, P.Eng.,
Chairman

CAUTIONARY NOTE TO ALL READERS REGARDING NON-COMPLIANCE OF CERTAIN INFORMATION HEREIN WITH CANADIAN DISCLOSURE STANDARDS AND NOTE TO UNITED STATES INVESTORS ABOUT DIFFERENCES IN CANADIAN AND US MINERAL TERMINOLOGY

It is important to understand that except for the October 31, 2007 Aker Kvaerner report discussed below, the other reports, opinions and analyses referred to herein DO NOT COMPLY with reporting standards in Canada as required by National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”). NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure that an issuer makes of scientific and technical information concerning mineral projects. Readers should also be aware that the disclosure in this Supplement, including the documents incorporated by reference herein, generally uses Canadian terminology for mineralized material and these standards differ significantly from the requirements of the SEC, and reserve and resource information contained herein and incorporated by reference herein may not be comparable to similar information disclosed by U.S. companies.

For United States reporting purposes, the SEC Industry Guide 7 (under the United States Securities Exchange Act of 1934 (the “Exchange Act”)), as interpreted by Staff of the SEC, applies different standards in order to classify any mineralization as a reserve. This Supplement or the documents incorporated by reference may use the terms “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources” to comply with the reporting standards in Canada. We advise United States investors that while those terms are recognized by Canadian regulations, the SEC does not recognize them. United States investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into mineral reserves. These terms have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. Further, “inferred resources” have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. Therefore, United States investors are also cautioned not to assume that all or any part of the inferred resource would constitute any recognized category of mineralization for US purposes. In accordance with Canadian rules, estimates of “inferred mineral resources” cannot form the basis of feasibility or other economic studies. It cannot be assumed that all or any part of “measured mineral resources”, “indicated mineral resources”, or “inferred mineral resources” will ever be upgraded to a higher or recognized category. Investors are cautioned not to assume that any part of the reported “measured mineral resources”, “indicated mineral resources”, or “inferred mineral resources” in this Supplement or the Circular is economically or legally mineable.

Correction of the Circular Cautionary Statement

Readers are advised that the following statement appearing on page 1 of the Circular, under the heading “Cautionary Statement Regarding Forward-Looking Information”, is hereby deleted and is to be disregarded: “Continental disclaims any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable laws.”

Continental will continue to update and amend any statement in the Circular or in this Supplement at the time and in the manner which it is required to do so by applicable law.

IDENTIFICATION OF PERSONS WHO HAVE AGREED TO SUPPORT THE ARRANGEMENT

The following disclosure supplements the discussion commencing at page 8 of the Circular, under the heading, “Summary”:

As disclosed at page 8 of the Circular, under the heading “Summary – Purpose of the Meeting”, persons holding in the aggregate 23.4% of the Common Shares and 20.4% of the Preferred Shares have agreed in writing to support and vote in favour of the Arrangement. The identities of such persons and their relationship to Continental are as follows:

Name	Relationship to Continental	Number and Class of Shares Held	Percentage of Shares of the Class(1)
Rene G. Carrier	Director	145,250 Common Shares	*
David J. Copeland	Director	2,070,196 Common Shares 147,591 Preferred Shares	1.34% of Common Shares 1.18% of Preferred Shares
Scott D. Cousens	Director	1,664,389 Common Shares	1.08% of Common Shares
Robert A. Dickinson	Director	1,753,091 Common Shares 481, 620 Preferred Shares	1.13% of Common Shares 3.86% of Preferred Shares
Gordon J. Fretwell	Director	88,750 Common Shares	*
Dickson Hall	Executive	14,500 Common Shares	*
Gerald Panneton	Director	21,250 Common Shares	*
Ronald W. Thiessen	Director	1,925,420 Common Shares 10,000 Preferred Shares	1.25% of Common Shares *
Wang Zhi	Director	2,276,784 Common Shares	1.47% of Common Shares
Jack Yang	Director	569,196 Common Shares	*
Golden Island Resource (BVI) Limited	Shareholder (Insider)	21,121,495 Common Shares	13.66% of Common Shares
Taseko Mines Limited	Arms-length shareholder, three common directors	4,481,526 Common Shares	2.90% of Common Shares
MMCAP International Inc. SPC	Arms-length shareholder	499,100 Preferred Shares	4.00% of Preferred Shares
Ross Smith Capital Group L.P.	Arms-length shareholder	1,415,100 Preferred Shares	11.34% of Preferred Shares

1.	Based on 154,597,127 Common Shares issued and outstanding as at January 17, 2011, and 12,483,916 Preferred Shares issued and outstanding as at December 31, 2010.

*	Represents less than 1 percent of the outstanding shares of the class.

SPECIAL FACTORS

The narrative below expands on the discussion of certain factors described in the Circular, including background to and fairness of the transaction.

Purposes, Alternatives, Reason and Effects

If the Arrangement is consummated, 100% of Continental will be acquired by the Acquiror, a wholly-owned subsidiary of the Jinchuan Group. The primary purpose of the Arrangement is for Securityholders to dispose of any interest in Continental for cash (and for the Preferred Shareholders, securities of Taseko) and for Jinchuan Group, through the Acquiror, to thereby take over all risk and benefits related to Continental and its assets.

The principal alternative to selling the Company (whether or not to an affiliate) is for the Company to continue to try to develop its mineral projects on its own or with joint venture partners. Every pre-development stage mining company (often called “juniors”) must make a decision as to what point in the discovery, development and exploitation of minerals most likely represents an opportunity for one of the better risk adjusted returns that will be available for shareholders. If a junior carries on the development of a large, remote and challenging mining project by itself, or partly by itself, its shareholders face a substantial risk of loss or equity dilution in the pursuit of that goal in addition to delays relating to the development and construction of the mine.

Four of the directors (Messrs Copeland, Cousens, Thiessen, and Dickinson) have worked together in the mining business for over 25 years and have developed and sold junior companies to major mining companies for aggregate proceeds in the hundreds of millions of dollars (North American Metals Corp (1988), Continental Gold Corp (1991), and El Condor Resources Ltd (1994)). These same directors have also been involved in juniors which have gone on to become producers (Taseko Mines Limited (2005), Farallon Mining Ltd. (2009) and Great Basin Gold Ltd. (2011)) and are experienced in recognizing the appropriate time to realise shareholder value. It is the unanimous view of the Continental Board, after due consultation with financial and legal advisors, that shareholder value in Continental will be best realized by the proposed sale to Jinchuan Group which recognizes a $431 million value for the Company plus a common share dividend of up to $15 million.

The reasons that the Continental Board has recommended in favour of the Arrangement are already detailed in the Circular (pp 9-12). These reasons can be summarized as follows: the $2.60 Purchase Price represents a significant premium (18%) over the then prevailing Continental common share trading price; the Arrangement provides certainty of outcome for all Shareholders to be able to liquidate their holdings for cash at one time; the sale of Continental removes all the project development risks for Securityholders, many of which risks are very significant; the Arrangement process itself is inherently fair because it is Court supervised, requires disinterested (i.e. non-Jinchuan Group) majority approval and a special (i.e. 2/3) overall majority vote; the process provides Common Shareholder dissent and appraisal rights in front of the Court; and, the Arrangement Agreement gives the Continental directors the right to consider competing bids, of which there have been none. As further discussed below, the formal BMO opinion in respect of the fairness of the Arrangement considered an economic analysis of a potential Xietongmen mine and other factors such as the challenging jurisdiction of the project and comparable transactions.

Under the SEC rules, Jinchuan Group and the Acquiror are deemed to be engaged in a “going private” transaction. As discussed under “Background to the Arrangement”, Jinchuan Group initially approached Continental with an acquisition proposal in April 2009, which was rejected by the Continental Board on the basis the offered price ($1.05) was too low. Jinchuan Group expressed a continued interest to acquire Continental but no serious talks resumed until May 2010. The final terms of the Arrangement were the result of extensive negotiations since May 2010 between Jinchuan Group and Continental during which Jinchuan Group increased its offer price. The Arrangement was negotiated on an arm’s length basis without participation from Jinchuan Group’s nominee on the Continental Board.

The Arrangement is the culmination of a broader strategic review process conducted by the Continental Board over an approximately 17-month period, driven in large part by a need to finance the continued exploration and, if warranted, development of the Xietongmen Project. The strategic review process was supervised by the Special Committee, comprised of independent directors with no connections to, or influence by, Jinchuan Group, the Acquiror or the other principal shareholder, Zijin Mining Group Co., Ltd. (“Zijin”). The Special Committee retained separate counsel and financial advisors when it assessed the market for potential suitors. Extensive negotiations occurred between Continental and Jinchuan Group as part of the strategic review process.

The Continental Board considered the Xietongmen Project’s permitting and development risks as well as potential alternative transactions. One conditional expression of interest from Zijin was agreed to in principle, subject to due diligence and the approval of Chinese regulatory authorities, which would have resulted in an acquisition of Continental by Zijin for a proposed purchase price within ten percent of the Purchase Price agreed by Jinchuan Group. The directors concluded that that expression of interest was not capable of completion as Chinese regulatory authorities indicated they would not support it.

No other substantial proposals or expressions of interest were received. Since the Letter Agreement was announced on September 17, 2010, Continental has not received any other Acquisition Proposals.

Canadian Federal Income Tax Consideration for Holders of Common Shares

As detailed in the Circular (pp 44-48 “Certain Canadian Federal Income Tax Considerations”), the Arrangement is a taxable transaction for Canadian resident holders of Shares. A non-resident (including a holder who may otherwise be a Canadian resident but who fails to make a Residency Declaration on a timely basis), who realizes a capital gain on this basis on the disposition of Preferred Shares in exchange for Taseko Shares under the Arrangement, will be subject to withholding and compliance procedures imposed on behalf of Newco.

United States Federal Income Tax Considerations

As detailed in the Circular (pp 48-53 “Certain United States Federal Income Tax Considerations”) a U.S. Holder (including a dissenting U.S. Holder receiving only cash for its Common Shares pursuant to Dissent Rights) will generally recognize capital gain or loss upon the sale of Common Shares pursuant to the Arrangement. A U.S. Holder will generally recognize capital gain or loss upon the exchange of Preferred Shares for Taseko Shares. As a result of Continental’s likely status as a PFIC, special adverse consequences may apply to U.S. Holders of Common Shares and Preferred Shares, depending in part on whether they have made certain elections with respect to their Common Shares or their Preferred Shares. See “Certain United States Federal Income Tax Considerations” in the Circular.

Amended and Restated Arrangement Agreement dated March 14, 2011

The parties to the Arrangement signed an Amended and Restated Arrangement Agreement effective March 14, 2011 which extends the allowable date for the Meeting to April 15, 2011, extends the latest Effective Date for completion to April 30, 2011 (or such other date as the parties may agree) and acknowledges that any Optionholders which make their own loan arrangements to exercise Options shall direct that the proceeds of resale of their underlying shares shall be paid to their lenders as a priority to the extent of the exercise price. These amendments are not considered material to the Arrangement.

Fairness of the Transaction – Continental’s Perspective

The Continental Board (with the exception of Mr. Ma, the director who is a nominee of Jinchuan Group and who was required to abstain from voting) has unanimously determined that the Arrangement is fair to Securityholders (including unaffiliated Common Shareholders) and in the best interests of such Securityholders (including unaffiliated Common Shareholders), and therefore unanimously recommends that Securityholders vote FOR the Arrangement Resolution.

In reaching its decision to approve the Arrangement Agreement and to recommend that Securityholders vote for the Arrangement Resolution, the Continental Board was mindful that the offer it was considering was being made by an affiliate which had representation on the Continental Board. Based upon its market canvass of potential project partners and corporate suitors, the Continental Board believed that Jinchuan Group was the party which would be most likely to make the best offer for Continental. The Continental Board consulted with management of the Company and obtained advice from its financial and legal advisors. The Continental Board had already appointed a Special Committee to evaluate strategic alternatives, including the Arrangement and management’s views on the business of Continental going forward. The Continental Board carefully considered all aspects of the Arrangement Agreement and the Arrangement with the assistance of BMO and its legal advisors. BMO worked largely through the Special Committee but was an advisor to the full Continental Board for major presentations of its views. BMO examined rationales and methodologies to value Continental and its securities including comparable transactions.

The following discussion of the information and factors considered by Continental is not intended to be exhaustive, but discusses the factors considered by Continental that it believes to be material as well as certain factors which the Continental Board did not consider material. In view of the wide variety of factors considered by the Continental Board in evaluating the sale and the complexity of these matters, the directors did not find it practicable, and did not attempt, to quantify, rank or otherwise assign relative weight to the factors considered by the Continental Board.

Share Trading Price

The Continental Board took into consideration the fact that the Purchase Price exceeded the trading price at the time the transaction was announced by approximately 18%. Over the past five years since Continental first acquired the Xietongmen Project, the Common Shares’ price ranged from $2.00 to under $0.50. The price of $2.60 (or approximately $2.68 including an anticipated dividend of approximately $0.09) represents close to the all time high for the Company’s shares and a price which is some 500% over its 24 month low.

Net Book Value

The Continental Board believes that Net Book Value is not an appropriate measurement for the Company as it is an exploration stage company with little tangible assets. Its intrinsic value is not quantifiable with reference to book value, but rather lies in the exploration licences and the identified resources, neither of which are reflected on the Company’s balance sheet. The net book value of Continental is not wholly relevant in part because pre-development stage companies are generally required to write off their exploration expenses notwithstanding these expenditures may produce lasting value. As of September 30, 2010, Continental has net book value of approximately $103 million. The $431 million valuation of the Common Shares under the Arrangement represents a large premium to this figure.

Going Concern Value

Continental’s value as a going concern is somewhat more difficult to evaluate because had Continental elected to “go it alone”, it would be an expenditure based entity for the foreseeable future. A lack of access to fresh capital would cause the business to cease unless a third party would agree to joint venture or partner, resulting in a likely significant loss of project equity to the incoming partner. As a result, this was not a material factor considered by the Continental Board.

Liquidation Value

Continental does not believe that liquidation would produce greater returns for shareholders than selling as a going concern. There is no certainty that the permits it has acquired can be sold as the government approval process in China is arduous. No other non-affiliated parties have offered or entered into discussion to buy the Company’s assets and liquidation would have seen the possible value of tax losses impaired.

Previous Purchases of Continental Shares by Jinchuan Group

Jinchuan Group previously purchased Common Shares at prices that are less than the Purchase Price of $2.60 per shares – namely, 10,000,000 Common Shares on April 2, 2007, at a purchase price of $1.80 per share, and 8,000,000 Common Shares on November 29, 2007, at a purchase price of $2.25 per share.

The price being paid by Jinchuan Group is at a significant premium to the $1.80 price which they paid for Continental shares in 2007. No offers from unaffiliated persons were received by the Continental Board despite its efforts to canvass the market. The Company believes that the projects remote location, political stability issues surrounding Tibet and the high levels of government regulation in the Chinese economy made the Xietongmen Project of interest to only a very few parties.

Offers by Non-Affiliates During the Past Two Years

The Company has not received any firm offers from any non-affiliated third party during the past two years with respect to: (a) the merger or consolidation of the Company with or into another company, or vice versa; (b) the sale or other transfer of all or any substantial part of the assets of the Company; or (c) a purchase of the Company’s securities that would enable the holder to exercise control of the Company.

Additional Reasons for Undertaking the Arrangement At This Time

In addition to the view of the Continental Board that the proposed sale to Jinchuan Group maximized shareholder value, the Company does not know when or if it will receive its mining licence notwithstanding its ongoing dialogue with the responsible authorities in the Tibet Autonomous Region (“TAR”) of the People’s Republic of China (“PRC”). Even after receiving initial approvals and permits, the Mining Licence (“ML”) application process had been ongoing for approximately 18 months at the time Jinchuan Group’s new offer was received in May 2010. In September 2008, the Company submitted to the Ministry of Lands and Resources (“MOLAR”) the documentation required for the ML, including all previous approvals and permits, as per the published MOLAR regulations. MOLAR advised that it was impossible to process the ML as the underlying Xiongcun Exploration License (“EL”) was scheduled to expire in Fall 2009. Accordingly, the Company applied to extend the Xiongcun EL in October 2008, and the official extension was received in February 2009. At that point MOLAR advised the Company that additional documentation indicating support for the ML approval must be obtained from the TAR Department of Land and Resources (“DOLAR”). DOLAR has received various requests for assistance to facilitate these documents but to date has not provided the requested support.

The apparent lack of responsiveness by DOLAR is perhaps systemic. The Company has noticed that the working environment in TAR has become progressively more restrictive. The Continental Board is also concerned about increasing project risk due to the fact that two major infrastructure development projects key to the success of the Xietongmen Project – namely, the Golmud to Lhasa high voltage transmission line and Lhasa to Rikaze rail extension – have been delayed a number of times.

Continental did not believe it was realistic to try to proceed with the 2007 Framework Agreement because Jinchuan Group was not interested in playing a subordinate role in the Xietongmen Project. As well, the Framework Agreement was largely a statement of intentions only, which still needed to be negotiated into a comprehensive legal agreement.

In addition, there was no clear prospect of a competing bid. The Continental Board believes that mining companies other than those based in the PRC were dissuaded from bidding by the location in the TAR and the fact that the Chinese regulatory process has not been previously applied to such a large, non-Chinese owned project. Other PRC firms were precluded from bidding as Jinchuan has obtained preliminary National Reform and Development Commission (“NDRC”) approval for its bid. The Company considered an expression of interest from Zijin, which holds 21,121,495 Common Shares (representing 12.7% of the outstanding Common Shares), but it became apparent that Zijin would not be able to obtain NDRC approval.

The foregoing discussion of the information and consideration of factors by the Special Committee, and, in turn, the plenary Continental Board, is not intended to be exhaustive of their deliberations but rather summarizes the principal factors considered. Both the Company and Jinchuan Group believe the Arrangement is fair to unaffiliated Securityholders. Only Jinchuan Group’s nominee on the Continental Board abstained and did so for Canadian legal reasons requiring financially interested directors to abstain from such matters and not for any reasons related to any concern about fairness. Under Canadian law, the Arrangement must be approved by a majority of Shareholders voting on the matter excluding Jinchuan Group. No directors have retained any unaffiliated representative for negotiating on behalf of the unaffiliated shareholders because Jinchuan Group owns only 10.6% of the Company’s shares. It is not the largest shareholder and therefore proper representation of the other 89.4% was considered to appropriately be the task of the Continental Board. The Arrangement was approved by all directors who are not employees of the Company (excluding Jinchuan Group’s nominee). The only other offer received was from Zijin and was not acted upon because it was perceived to not have the support of Chinese regulatory officials.

BMO Fairness Opinion

On May 18, 2009, the Special Committee engaged BMO to provide various advisory services in connection with the Arrangement including, among other things, an opinion as to the fairness, from a financial point of view, of the consideration to be received by the holders of Common Shares (other than the Acquiror and its affiliates) in connection with the Arrangement. The fee for the advisory services and the fairness opinion is $3.4 million and represents all connected services including negotiating the arrangement and evaluating alternatives. It represents a fee for what is approaching two years work.

No fairness opinion was sought in respect of the Preferred Shares because the directors had determined that given their limited, fixed interest in the Gibraltar Preferred Shares and the fact that the holders of Preferred Shares were merely receiving the maximum number of Taseko Shares earlier than they were otherwise entitled, the Arrangement was inherently fair to holders of Preferred Shares.

BMO discussed its views about fairness with the Special Committee prior to execution of the Letter Agreement in September, 2010. BMO subsequently confirmed its opinion by delivery of a written opinion to the Special Committee dated January 17, 2011, a copy of which is attached as Appendix “F” to the Circular. The Fairness Opinion states that, as of the date of such opinion and subject to the assumptions made, information reviewed, matters considered and limitations on the scope of review undertaken set out therein, the consideration to be received by the holders of Common Shares (other than the Acquiror and its affiliates) pursuant to the Arrangement is fair, from a financial point of view, to such holders of Common Shares. As more particularly discussed below, the various economic analyses done by BMO and others are attached as schedules to the Amended Schedule 13E-3.

Fairness of the Transaction – Jinchuan Group’s Perspective

Under SEC rules, Jinchuan Group and the Acquiror are deemed to be engaged in a “going private” transaction and as such, are required to express their position as to the fairness of the Arrangement to Securityholders (including holders of common shares unaffiliated with Continental or Jinchuan Group and the Acquiror). Neither Jinchuan Group nor the Acquiror believes that it has or had any fiduciary duty to Continental or the Securityholders, including with respect to the Arrangement.

Jinchuan Group and the Acquiror believe that the consideration payable under the Arrangement is fair to the unaffiliated common shareholders of Continental as well as the rest of the Securityholders (other than Jinchuan Group) who are not affiliates of Continental or Jinchuan Group.

Following the signing of the Framework Agreement, Jinchuan Group and Continental have had diverging views on the advancement of the Xietongmen Project. Jinchuan Group believes that the Xietongmen Project would continue to face challenges under existing management, and that it is better equipped to deal with the operational, technical and regulatory challenges posed by the project at this time. Jinchuan Group believes that the 2007 Framework Agreement does not represent a viable way for it to advance the financing, engineering, permitting and other areas of assistance which were contemplated in the agreement. The appropriate compensation for these functions was never agreed and the parties were, in retrospect, very far apart in their respective expectations for risk versus rewards under the Framework Agreement.

The Purchase Price represents a significant premium to the market price of the Common Shares at the time the transaction was announced, and provides the maximum number of Taseko Shares that the holders of the Preferred Shares would receive in any event foreseeable by Continental. Jinchuan Group received financial advice from Sino Resources Capital (“SRC”) with respect to the Purchase Price. The Arrangement is the result of months of arm’s length negotiations between Jinchuan Group and Continental, and has the support and recommendation of the Continental Board, as well as the support of other significant Securityholders including Zijin and Taseko.

Jinchuan Group and the Acquiror also believe that sufficient procedural safeguards are present to ensure the fairness of the transaction. The Arrangement is subject to procedural fairness under applicable corporate and securities laws, including the requirement for approval of the Arrangement Resolution by the affirmative vote of at least (a) two-thirds of the votes cast, in person or by proxy, by holders of Common Shares and Options, voting together as a single, class, (b) two-thirds of the votes cast, in person or by proxy, by holders of Preferred Shares, voting as a separate class, and (c) a simple majority of the votes cast by holders of Common Shares, excluding the shares held by Jinchuan Group, the Acquiror and their related parties. The Arrangement is further subject to a fairness review by the Court, and all Securityholders have received the notice of the Meeting and the related meeting materials, and are entitled to apply to Court to oppose the Arrangement. In addition, holders of Common Shares can also elect to exercise their Dissent Rights in accordance with the Dissent Procedures and receive fair value for their shares to be determined, if necessary, by the Court. Jinchuan Group and the Acquiror also noted factors considered by, and the analyses and conclusions made by, the Special Committee and the Continental Board in the Circular. See “The Arrangement – Recommendation of the Board”. The views of Jinchuan Group and the Acquiror as to the fairness of the Arrangement should not be construed as a recommendation to any Securityholder as to how that Securityholder should vote on the proposal to approve the Arrangement.

In view of the wide variety of factors considered by Jinchuan Group in evaluating the transaction, Jinchuan Group did not find it practicable, and did not attempt, to quantify, rank or otherwise assign relative weight to those factors.

In reaching its determination and making its recommendation, Jinchuan Group focussed primarily on the current and historical trading price of Continental common shares, as discussed above, and on the value of the Xietongmen Project. Jinchuan Group did not consider the liquidation value of Continental to be a relevant valuation method because it considered Continental to be a viable going concern. Furthermore, Jinchuan Group did not consider net book value to be a useful indicator of Continental's value because it believed that net book value is primarily indicative of historical costs but is not a material indicator of the value of Continental or its mining project on an on-going basis. The Purchase Price is approximately 288% greater than Continental’s net book value per share of $0.67 on a shares outstanding basis as of September 30, 2010. In addition, Jinchuan Group did not consider firm offers made by unaffiliated persons during the last two years, as no such offers were made during that time.

Financial Assistance to Optionholders

Continental requested that BMO assist maximizing the Arrangement Dividend by facilitating the exercise of all in-the-money Options for their gross exercise price. The Option Loan is similar to a conventional “cashless exercise” because the Optionholders will receive only their net in-the-money value on exercise. It differs from a cash-less exercise in that the Company will receive the gross exercise price proceeds of the Options through the Option Loan which will be paid back when the Acquiror purchases the resultant Common Shares. Under the Arrangement, BMO provides a bank loan to Continental (the “Option Loan”) which Continental will in turn use as financial assistance to all Optionholders who execute Optionholder Agreements to facilitate such Optionholders exercising their Options as part of the Arrangement. Those Optionholders who are eligible to receive such financial assistance are identified in Appendix “A” to this Supplement and substantially all of them are expected to participate. Directors and executive officers will have resigned in escrow at the time they benefit from the Option Loan and will no longer occupy those offices.

If the Options are not exercised, the Company will not have sufficient funds to pay the Arrangement Dividend, which, in turn, will reduce the potential return to the shareholders by approximately $0.09 per share. A sufficient number of Optionholders have indicated that they will participate in the Option Loan to provide Continental with sufficient funds to pay the Arrangement Dividend. There is no incentive for Optionholders to otherwise exercise their Options because the holders are entitled to sell them for their in-the-money amount. The Option Loan will be a so-called “daylight loan”, as it will be funded immediately prior to Closing of the Arrangement and will be immediately repaid from the cash amount paid by the Acquiror to purchase the underlying Common Shares. The interest being charged by BMO for the loan is negligible and the Option Loan is, in effect, one of the services included in BMO’s advisory fee.

Economic Analyses, Opinions and Reports Considered by the Parties

The following disclosure supplements the discussion commencing at mid- page 23 of the Circular, under the heading, “Background to the Arrangement - History of Continental’s Relationship with Jinchuan Group”:

Continental’s first public disclosure of an independently produced preliminary economic assessment of the Xietongmen Project was the October 31, 2007 Aker Kvaerner technical report (available for download at www.sedar.com). The following table summarizes the principal economic analyses:

Xietongmen (Xitongcun) Financial and Production Data
	Contract Mining	Owner Mining
Annual throughput (Mt)	13.2	13.2
Mine life (a)	14	14
Base case metal prices:
Copper USD 1.50/lb
Gold USD 500/oz
Silver USD 8.50/oz
Total initial capital cost, including contingency (USD million)	476.2	521.6
Maximum negative cash flow (USD million)	-414.172	-421.121
Internal rate of return (%)	16.5	15.6
Net present value, after tax (USD million)
at 5%	351.527	354.207
at 7.5%	231.732	228.772
at 12.5%	75.501	65.623
at 15%	25.001	13.095
Average annual production (in concentrates)
Copper (t)	52 809	52 809
Gold (kg)	5902	5902
Silver (kg)	42 439	42 439
TOTAL OPERATING COST PER TONNE OF ORE (USD)	7.69	7.29

The Aker Kvaerner report is a Canadian National Instrument 43-101 (Standards of Disclosure for Mineral Projects) compliant report prepared by independent engineers who are “qualified persons” as defined in NI 43-101. The economic analysis is based on a 40,000 tonnes per day mine model. In management’s view, the key metrics are the initial estimates of project net present value which vary from $351 million at a 5% discount rate to $25 million at a 15% project discount rate. The future metal price assumptions used in the report are significantly lower than current spot prices and most long term forecasts. The model shows both the results for an “owners” model (mine owner pays for mobile mining equipment and employees) versus a contactor’s model (mining contractor supplies equipment and labour). The Aker Kvaerner report also assesses the various effects of changing assumptions such as metals prices, discount rates and other factors typically referred to as sensitivity analyses. The various analyses below consider the Aker Kvaerner report model to some degree.

Jinchuan Group’s Advisor- Bank of America Merrill Lynch July 2009 Analysis

Bank of America Merrill Lynch (“BOAML”) provided to Continental’s advisor, BMO, a “Valuation Analysis” of the Company in July 2009 (the “BOAML Study”) in connection with Jinchuan Group’s initial offer price of $1.05 per share. This analysis was prepared for, and reviewed with, management of Jinchuan Group. It was not presented to Jinchuan Group’s board. The BOAML Study was similarly not presented to the Continental Board, although it was discussed with the Continental Board by BMO in connection with the discussion materials noted below.

The BOAML Study was based on stated cash flows assuming the Xietongmen Project deposit has total payable production values of 1.4 billion lbs copper, 2mm ozs gold, 15.5mm oz silver and 811 t sulphur. It assumes a 12 year life of mine. The construction capital expenditure is assumed to be RMB4.2 billion, or $620 million (currently $638 million). The sustaining capital expenditure is estimated at $112 million. It assumes a sulphur price of RMB130/kg. It uses broker consensus estimates for copper, gold and silver prices, which are $3,508/t, $800/oz and $11.72/oz respectively.

The Newtongmen portion of the Xietongmen Project is ascribed no value by the BOAML Study. The BOAML Study indicated the Newtongmen deposit is low grade. It states that no feasibility study was available at the time to provide an economic basis to include Newtongmen. BOAML forecast the Company’s net asset value (“NAV”) at $120 million and the price per share at $0.93. It assumed a discount rate of 10.5% on the basis of weighted average cost of capital. BOAML performed a sensitivity analysis to determine the effect on net present value and price per share of price and cost fluctuations.

Net Asset value (NAV) and Price Per Share Sensitivity
Fluctuation	NAV (C$ million)	Price Per Share (C$)
Base Case	120	0.93
Copper price +10%	207	1.56
Copper price -10%	33	0.25
Gold price +10%	186	1.39
Gold price -10%	54	0.42
Initial capital expenditure -10%	179	1.34
Initial capital expenditure +10%	61	0.47
Sustaining capital expenses -10%	126	0.97
Sustaining capital expenses +10%	114	0.88
Production cost -10%	199	1.49
Production cost +10%	41	0.32

BMO Capital Markets – July 11 and 13, 2009 “Discussion Materials”

BMO Capital Markets (“BMO”) analyzed the share price estimate from BOAML in July 2009 and compared it to a high-end, upside case estimate for NAV per share on the basis of management’s upside mine models for Xietongmen and Newtongmen and other favourable assumptions which were discussed with the Special Committee and the Continental Board. Management’s upside mine models were created to simulate a favourable mine development plan with estimated parameters that included, among other things, a projected throughput of 60,000 tonnes per day, and sequencing of mining of the Xietongmen deposit until depleted, followed by mining of the Newtongmen deposit that forms part of the Xietongmen Project until depleted. Given the limited purpose of the economic analysis, it was subject to significant limitations, including the fact that no detailed work had been done on a 60,000 tonne per day mine throughput scenario (the Aker Kvaerner report discussed above used a 40,000 tonnes per day model and no detailed mine development study had been undertaken on the Newtongmen deposit). BMO’s analysis uses commodity prices and a discount rate (10.5%) based on analyst consensus estimates at the date the discussion materials were created.

BMO calculated that these more favourable assumptions yield a NAV per share of $5.26. The analysis assumes total payable production at Xietongmen of 1.55 billion lbs copper, 2 million (mm) ozs gold and 13.8mm oz silver and payable production at Newtongmen of 1.4 billion lbs copper, 1.1 mm oz gold and 4.6 mm oz silver. It assumes a 9 and 10 year life of mine for Xietongmen and Newtongmen, respectively. The construction capital expenditure at Xietongmen is assumed to be $675 million and the sustaining capital expenditure is $48 million. The construction capital expenditure at Newtongmen is assumed to be $75 million and the sustaining capital expenditure is $30 million. The upside case also incorporates additional unmodeled resource deposits totalling 5.2 billion lbs Cu Eq at Xietongmen, Newtongmen and Langtongmen. It values these unmodeled resources at $0.005 per lb.

The upside case uses analyst consensus estimates for copper, gold and silver prices at the time proposed, which differ from those used by BOAML in its analysis. They are summarized in the table below.

Metal Prices Assumed in the BMO Analysis

	2012	2013	Long-term
Copper ($ per lb)	2.18	2.00	1.75
Gold ($ per oz)	900	850	775
Silver ($ per oz)	12.69	12.50	12.50

The difference between the estimates of BMO ($5.26) and BOAML ($0.93) can be reconciled by recognizing that the BMO analysis adds (per share) amounts of $0.49 for higher metals price assumptions, $1.57 for higher production rates, $0.56 for lower operating cost assumptions, $0.96 for Newtongmen with the balance accounted for in sustaining capital, additional resources and miscellaneous.

The discussion materials also referred to a “management case” which is an advocacy case argued by Continental management to try to justify up to $9.93 per Continental share. The management case uses the same upside mine models for Xietongmen and Newtongmen, as used in the upside case, with more aggressive assumptions regarding commodity prices and discount rates. The management case analysis adds (per share) amounts of $1.78 for higher metals price assumptions, $2.08 for higher production rates, $0.64 for lower operating cost assumptions, $2.30 for Newtongmen, and $1.11 due to a lower discount rate of 7.5% with the balance accounted for in sustaining capital, additional resources and miscellaneous

BMO Capital Markets – January 2011 “Presentation” Supporting Fairness Opinion

BMO furnished to the Company a draft document entitled “Project Jeopardy – Fairness Considerations” dated January 10, 2011 (the “BMO Presentation”) for the purpose of assisting the Special Committee in understanding the basis of the Fairness Opinion which is attached as Schedule F to the Circular. The BMO Presentation expressly provides that it does not constitute an opinion, confirms that BMO as part of its engagement has not prepared a “formal valuation” (within the meaning of Canadian Multilateral Instrument 61-101- “Special Transactions”) nor is any report or analysis prepared by BMO intended to be NI 43-101 compliant, and that BMO was not engaged to review any legal, tax or accounting aspects of the proposed transaction.

BMO’s analysis develops three financial modelling scenarios. Each scenario assumes achievement by the Company of production status in 2014, and a projected throughput capacity of 40,000 tonnes per day: (a) the first base case assumes, among other things, mining of the Xietongmen deposit alone (that is, excluding mining of the Newtongmen deposit that forms part of the Xietongmen Project), with a projected mine life of 14 years; (b) the second base case assumes, among other things, sequencing of mining of the Xietongmen deposit until depleted, followed by mining of the Newtongmen deposit, with a projected mine life of 14 years for Xietongmen and 7 years for Newtongmen; and (c) like the second base case, the upside case assumes, among other things, sequencing of mining of the Xietongmen deposit until depleted, followed by mining of the Newtongmen deposit, with a projected mine life of 14 years for Xietongmen and 7 years for Newtongmen, but adds a mineral endowment estimate for the Langtongmen deposit as well as value for the unmodeled resources at Xietongmen and Newtongmen.

Based on the base case mine models for Xietongmen and Newtongmen furnished by the Company, each scenario assumes total payable production values of 1.56 billion pounds copper, 2.3 million ounces gold and 13.9 million ounces silver for the Xietongmen deposit, and total payable production values of 785 million pounds copper, 619 thousand ounces gold and 1.5 million ounces silver for the Newtongmen deposit. The construction capital expenditure is assumed to be $600 million and the sustaining capital expenditure $51 million for Xietongmen and $99 million for Newtongmen.

BMO’s analysis uses analyst consensus estimates for commodity forecasts for copper, gold and silver, and analyst consensus estimates for foreign exchange forecasts for the Canadian and U.S. dollar (CAD:USD), and for the Chinese Renminbi and U.S. dollar (RMB:USD). The first base case values the Newtongmen resources at US$0.005 per pound. The upside case incorporates additional resources and mineral endowment at Langtongmen which have not been modelled as well as unmodeled resources at Xietongmen and Newtongmen, valued at US$0.005 per pound.

BMO calculated that these assumptions would yield a net asset value of US$607.9 million in the first base case, US$680.5 million in the second base case, and US$710.5 million in the upside case (with the additional resources accounting for US$30 million). This relies on a discount rate of 10.0%. Based on 165.7 million fully-diluted shares outstanding, the NAV per share is calculated at $3.65 (US$3.67) in the first base case, $4.08 (US$4.11) in the second base case, and $4.26 (US$4.29) in the upside case. BMO applied two primary valuation methods to value the Company’s share price:

1.	Comparison of the Company with trading valuations of similar companies and application of an appropriate change of control premium, and

2.	Comparison of the Company with precedent transactions of a similar nature.

The first valuation method determined a range of share values for the Company by examining trading multiples of comparable companies and applying a selected range of multiples to the underlying benchmarks of the Company. Based on the analysis of comparable companies conducted, a price to NAV range of 0.50x to 0.65x and an EV to Cu Eq resource range of US$0.015 to US$0.030 were selected. Applying these selected ranges to the Company’s underlying NAV and Cu Eq resources (under both base case scenarios) and applying a 35% premium to the implied equity value (based on change of control premiums observed in the market for similar transactions) yielded a transaction valuation range of $2.22 to $3.08 (excluding Newtongmen) and $2.44 to $3.37 (including Newtongmen).

The second valuation method determined a range of share values for the Company by examining transaction multiples observed in comparable precedent transactions. Based on this analysis, a price to NAV range of 0.60x to 0.70x and an EV to Cu Eq resource range of US$0.030 to US$0.040 were selected. Applying these selected ranges to the Company’s underlying NAV and Cu Eq resources (under both base case scenarios) yields a transaction valuation range of $2.14 to $2.57 (excluding Newtongmen) and $2.34 to $2.80 (including Newtongmen).

The Continental Board appreciates that the value of any financial model is quite subjective because of the inherent uncertainty of the key assumptions which drive the model. Accordingly, the Continental Board considers the financial models to represent only one of the many factors they took into account in deciding to recommend the Arrangement.

Sino Resources Capital

SRC, Jinchuan Group’s financial advisor, is an Australian corporate advisory firm that specialises in providing mergers & acquisitions support in the natural resources sector. SRC considered the valuation of the Company for Jinchuan Group in June 2010. Its report dated June 2010 and entitled “Project Ocean – Valuation Considerations for JNMC” (the “SRC Study”) was prepared for, and reviewed with, management of Jinchuan Group. It was not presented to Jinchuan Group’s board. The SCR Study concluded the valuation range of the Company to be $2.45 to $2.60 per share. This Study updated and consolidated three reports prepared by SRC for management of Jinchuan Group in December 2009. These December 2009 reports, which are listed in Schedule V to this Supplement, were preliminary in nature and were prepared by SRC prior to gaining access to the Company’s data room and completing its due diligence review of Continental. In two of these reports, SRC suggested a value range of $2.48 to $3.11 per share for Continental. In the third report, which utilized a lower risk weighted discount rate, SRC suggested a value range of $2.80 to $4.10 per share. Jinchuan Group strongly disagreed with the lower discount rate utilized in this last report and the resulting valuation range. As noted, these preliminary reports were updated and consolidated in the SCR Study.

The SRC Study was based on assumptions contained in a presentation by the Company entitled “Continental Minerals: World Class Copper Assets Xietongmen, Newtongmen & Langtonmen”. In the SRC Study, SRC applied three different valuation methods to value the Company’s share price:

1.	Comparison with similar completed transaction on the basis of Enterprise Value per Copper-lbs-Equivalent,

2.	Comparison with similar completed transaction on the basis of Per-Cent Premium Paid above Trading Share Price, and

3.	A method combining the above two methods.

The first valuation method performed by SRC determines the share value by looking at similar completed transaction on the basis of Enterprise Value (“EV”) per Copper-lbs-Equivalent (“lb Cu Eq”). The SRC study determines EV on the basis of market capitalization, adjusted for cash, debt, 2010 expenses and assumed transaction costs arising out of a change of control event. SRC calculates EV to be $267 million, given the current trading price of $2.00 per share. The SRC study determines lb Cu Eq by calculating the value of the Xietongmen gold deposits, and determining the value of an equivalent amount of copper. This figure is added to the Xietongmen copper deposits. Copper deposits were taken to be 6,581 million lbs. Gold deposits were taken to be 7,171 k oz. The SRC calculated Xietongmen copper and gold together to be 9,019 lb Cu Eq. On this basis the SRC concluded that the market presently values the Xietongmen property at $0.0296 / lb Cu Eq. The SRC study lists comparable completed transactions and averages them to $0.0480 / lb Cu Eq. The study states this multiplier translates to a share price for the Company of $3.05 per share from the current $2.00.

The second valuation method determines the share value by examining similar completed transaction on the basis of per-cent premium paid above trading share price. The SRC Study lists comparable completed transactions and averaged them to reveal a premium of 46% was paid above market price on completion. The study calculates that this yields a transaction share price of $2.90 for the Company, based on the current share price of $2.00. The SRC Study states that the present share price incorporates a significant takeover premium already. It analyzes changes to the share price subsequent to the Zijin private placement of shares in Sept 2009, and concludes that the Company’s shares have appreciated over a relatively short period of time in a manner not matched by the broader TSX Metals and Mining Index. It attributes this appreciation to a takeover premium and estimates the current price without this to be 15% above the value at the time of the Zijin placement, or $1.23.

The third valuation method determines the value of the Xietongmen deposits using a net present value (“NPV”) approach and a discount rate of 14%. The SRC Study calculates the NPV to be $276 million on the basis of discounted cash flow valuation model. With an enterprise value adjustment of $56 million, the SRC Study calculates a total value of $332 million, yielding a price per share of $2.03. In the absence of a feasibility study, the SRC Study calculates the value of the Newtongmen deposits on the basis of lb Cu Eq, assuming a value of $0.0120 lb Cu Eq. It derives this value from a comparison to a junior copper exploration company with a high altitude pre-feasibility deposit currently trading at $0.0119 lb Cu Eq. The study calculates the Newtongmen property contains 5,468 billion lb Cu Eq, yielding a price per share of $0.42. The SRC Study calculates this yields a price per share for the entire Xietongmen site of $2.45 per share.

Throughout its analyses, the SRC study excludes otherwise comparable deals involving the acquisition of non-copper assets, bidding wars or overly hostile transactions. On the basis of a number of risk factors, the SRC Study increases the discount rate on future expected cash flows and applies a 15% discount rate to the first two valuation methods and a 14% discount rate to the third valuation method. These risk factors include:

  operating costs, due to the high-altitude mining operation;

  infrastructure, such as the uncertainties in power supply, road and rail capacity;

  environmental, because the proposed site is in a sensitive area;

  political, since Tibet is a politically sensitive region with community concerns;

  construction, due to the potential for capital costs increases due to altitude;

  regulatory, resulting from challenges to obtain mining licenses and various operational approvals; and

  tax, owing to potential U.S. tax liabilities.

The SRC Study excludes the value of silver in the Xietongmen site and deposits at the Langtongmen portion of the Xietongmen site. The study states the Langtongmen deposits have not been confirmed by an independent expert and are located so as to make conversion into reserves unlikely at current forecast prices. Therefore, no value was attributed to the Langtongmen portion.

After the adjustments for risk, the price per share estimated by each valuation method is as summarized in the chart below.

	The SRC Study Share Price Calculations
Valuation method	Result	Risk Adjustment	Final Share Value
EV per lbs Cu Eq	$3.05 per share	15%	$2.60
Percent premium above trading price	$2.90 per share	15%	$2.45
Combined Method	$2.45 per share	Contained in discount rate	$2.45

The SRC Study concludes the valuation range of the Company is $2.45-2.60.

GENERAL INFORMATION

The following disclosure supplements the discussion commencing at page 56 of the Circular, under the heading, “General Information”:

Interests of Directors and Executive Officers of Continental in the Arrangement

The following disclosure supplements the discussion commencing at page 39 of the Circular, under the heading, “The Arrangement – Interests of Directors and Executive Officers of Continental in the Arrangement”:

No executive officer or director currently appointed to the Continental Board, other than the Jinchuan Group representative, is expected to have any role with Continental on an ongoing basis. No executive officer or director has any interest in the Arrangement except in such person’s capacity as a Securityholder.

Selected Financial Data

The following tables summarize selected financial data for Continental extracted from Continental’s audited consolidated financial statements for the nine months ended September 30, 2010, and the fiscal years ended December 31, 2009 and 2008. The information in the tables has been derived from and should be read in conjunction with Continental’s unaudited interim financial statements as at and for the nine-month period ended September 30, 2010, and Continentals’ audited consolidated financial statements for the years ended December 31, 2009 and 2008, together with the notes to these consolidated financial statements, as filed on SEDAR on April 29, 2010, and included as Exhibit 99.1 to Amendment No. 1 to Continental’s Annual Report on Form 20-F for the year ended December 31, 2009, as filed with the SEC on September 28, 2010.

Continental’s annual financial statements have been audited by its current independent registered public accounting firm, KPMG LLP, Chartered Accountants. The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”). Note 15 to the 2009 annual consolidated financial statements provides descriptions of the material measurement differences between Canadian GAAP and United States generally accepted accounting principles (“US GAAP”) as they relate to Continental and reconciliation to US GAAP of Continental’s consolidated financial statements.

The Company has not declared or paid any dividends since incorporation.

The following information is presented in Canadian dollars in accordance with Canadian GAAP. Pro forma information is not presented given that this is a cash transaction.

	As at September 30,	As at December 31,	As at December 31,
	2010	2009	2008
Current assets	17,810,874	24,492,774	16,714,094
Noncurrent assets	118,707,980	112,544,537	113,584,897
Current liabilities	4,626,636	4,580,476	6,762,049
Noncurrent liabilities	29,350,000	27,670,000	33,247,000
Non-controlling interests	–	–	–

	Nine months ended	Year ended	Year ended
	September 30, 2010	December 31, 2009	December 31, 2008
Net sales or gross revenues,	–	–	–
Exploration expenses	6,087,129	8,742,120	15,504,484
Administrative expenses	4,336,105	7,221,862	6,440,440
Other expense (income)	134,327	(4,775,404)	8,608,653

	Nine months ended September 30, 2010	Year ended December 31, 2009	Year ended December 31, 2008
Loss from continuing operations before extraordinary items and cumulative effect of a change in accounting principle,	10,557,561	11,188,578	30,553,577
Net loss	10,557,561	11,188,578	30,553,577
Earnings (loss) per share (basic) from continuing operations	(0.07)	(0.08)	(0.24)
Earnings (loss) per share (diluted) from continuing operations	(0.07)	(0.08)	(0.24)
Net income per common share (basic)	(0.07)	(0.08)	(0.24)
Net income per common share (diluted)	(0.07)	(0.08)	(0.24)
Book value per share	0.67	0.69	0.70
Ratio of earnings to fixed charges	Not applicable	Not applicable	Not applicable

The “Ratio of earnings to fixed charges” is not presented as the Company did not have any “fixed charges” during any of the periods presented.

Note 15 to the 2009 annual consolidated financial statements provides descriptions of the material measurement differences between Canadian GAAP and US GAAP as they relate to Continental and reconciliation to US GAAP of Continental’s consolidated financial statements. As a foreign private issuer, the Company does not file quarterly reports with the SEC but does furnish to the SEC on Form 6-K copies of the quarterly financial statements and related management’s discussion and analysis that it files with the Canadian Securities Administrators pursuant to National Instrument 51-102. Such quarterly financial statements have historically been prepared in accordance with Canadian GAAP and do not contain any reconciliation to US GAAP.

The following information is presented in Canadian dollars in US GAAP. It has been derived from and should be read in conjunction with Continental’s audited consolidated financial statements for the years ended December 31, 2009 and 2008, together with the notes to these consolidated financial statements, as filed on SEDAR on April 29, 2010, and included as Exhibit 99.1 to Amendment No. 1 to Continental’s Annual Report on Form 20-F for the year ended December 31, 2009, as filed with the SEC on September 28, 2010.

	As at December 31
US GAAP	(C$)
Balance Sheet Data	2009	2008

Total assets	$150,551,197	$143,812,877
Total liabilities	45,764,362	53,522,935
Share capital	218,994,628	195,424,376
Deficit	(125,120,093)	(114,027,248)
Net assets	104,786,835	90,289,942
Shareholders’ equity	104,786,835	90,289,942
Number of common shares
outstanding at year end	152,611,727	129,053,041

	Year Ended December 31
US GAAP	(C$)
Statement of Operations Data	2009	2008

Interest income	$72,209	$657,929
General and administrative	5,367,596	5,693,551

	Year Ended December 31
US GAAP	(C$)
Exploration expenditure	7,768,135	14,977,053
Stock-based compensation	2,533,830	1,661,352
Foreign exchange loss (gain)	(4,775,404)	8,608,653
Loss for the year	10,821,948	30,282,680

AVAILABILITY OF ADDITIONAL INFORMATION

Financial information is provided in the annual audited consolidated financial statements of Continental for the fiscal years ended December 31, 2009 and 2008 and the related Management’s Discussion and Analysis, which have been filed on SEDAR at www.sedar.com.

Additional information relating to Continental may be obtained from SEDAR. Security holders may obtain copies of the annual audited consolidated financial statements of Continental for the fiscal years ended December 31, 2009 and 2008 and the related Management’s Discussion and Analysis upon request to the Company by contacting Investor Relations, for Continental at Suite 1020 – 800 West Pender Street, Vancouver, British Columbia, V6C 2V6, or by telephone at (604) 684-6365.

Continental, Jinchuan Group and the Acquiror have caused the Amended Schedule 13E-3 to be filed with the SEC via EDGAR on March, 2011. Schedules 1, II, III, IV and V to the Amended Schedule 13E-3 have been annexed hereto and are hereby incorporated by reference into this Supplement. The full text of the analyses, opinions and reports listed on Schedule V can be downloaded from sec.gov as attachments to the amended Schedule 13E-3.

OTHER MATTERS

As of the date of this Supplement, the Continental Board is not aware of any matters other than the Arrangement Resolutions that will come before the Meeting.

DIRECTORS’ APPROVAL OF SUPPLEMENT AND RECONFIRMATION OF RECOMMENDATION TO SECURITYHOLDERS TO VOTE IN FAVOUR OF THE ARRANGEMENT

The contents of this Supplement have been approved by the Continental Board.

For the reason set out in the Circular and this Supplement, the Board of Directors of Continental continues to unanimously (the Jinchuan Group director abstaining) recommend that Continental Securityholders VOTE IN FAVOUR of the Arrangement Resolutions. Secrurityholders who have already submitted a proxy voting in favour of the Arrangement Resolutions and wish to continue to do vote in favour, do not need to do anything further, such proxies continue to be valid.

DATED at Vancouver, British Columbia, Canada, March, 2011.

ON BEHALF OF THE BOARD OF DIRECTORS OF
CONTINENTAL MINERALS CORPORATION

David Copeland (original signed)

David J. Copeland, P.Eng.
President and Chief Executive Officer

Schedule I

Information about Continental Minerals Corporation

The Company is the subject company with respect to this Schedule 13E-3. The address of the Company’s principal executive office and each person listed below (unless otherwise stated) is: c/o Continental Minerals Corporation, 1020 – 800 West Pender Street, Vancouver, British Columbia V6C 2V6. The telephone number of the Company’s principal executive office is (604) 684-6365 (toll free within North America: 1-800-667-2114).

During the last five years, none of the Company or the individuals listed below has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanours), or was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state laws, or a finding of a violation of federal or state securities laws.

The following table sets forth the province or state and Country of residence and current position of each of the Company’s executive officers and directors, and the number of Common Shares of the Company beneficially owned by each, directly or indirectly, or over which each exercised control or direction, as at February 8, 2011:

Name of Director/Executive Officer; Current Position with the Company and Province or State and Country of Residence	Period as a Director or Executive Officer of the Company	Shares Beneficially Owned or Controlled(1)
Rene G. Carrier (2)	Since February 2001	195,500 Common Shares(3)
Director		360,000 options
British Columbia, Canada
David J. Copeland	Since November 1995	2,070,196 Common Shares
President, Chief Executive Officer and Director		147,591 Preferred Shares
British Columbia, Canada		1,070,000 options
Scott D. Cousens(2)	Since June 1994	1,664,389 Common Shares
Director		460,000 options
British Columbia, Canada
Robert A. Dickinson	Since June 2004	1,753,091 Common Shares(4)
Director		481,620 Preferred Shares(4)
British Columbia, Canada		460,000 options
Gordon J. Fretwell (2)	Since February 2001	88,750 Common Shares(5)
Director		360,000 options
British Columbia, Canada
Gerald Panneton	Since January 2006	21,500 Common Shares
Director		760,000 options
Ontario, Canada
Ronald Thiessen	Since November 1995	1,925,420 Common Shares
Co-Chairman and Director		10,000 Preferred Shares
British Columbia, Canada		765,000 options
Zhi Wang	Since December 2006	2,276,784 Common Shares
Co-Chairman and Director		900,000 options
California, USA
Jie (Jack) Yang	Since December 2006	569,196 Common Shares
Director		520,000 options
British Columbia, Canada

Name of Director/Executive Officer; Current Position with the Company and Province or State and Country of Residence	Period as a Director or Executive Officer of the Company	Shares Beneficially Owned or Controlled(1)
Lydia Yang Director Hong Kong, China	Since October, 2009	Nil Common Shares
Jianqing (Jack) Ma Director Gansu, China	Since May, 2010	Nil Common Shares
H. Dickson Hall Vice President, Business Development British Columbia, Canada	Since January, 2007	570,000 options
Marchand Snyman Chief Financial Officer British Columbia, Canada	Since February, 2008	565,000 options
Trevor Thomas Secretary British Columbia, Canada	Since February, 2008	175,000 options
Chris Zahovskis Chief Operating Officer British Columbia, Canada	Since June 2010	400,000 options

Notes:
1. The information as to number of Common Shares beneficially owned or controlled is not within the knowledge of the management of the Company and has been furnished by the respective nominees as filed on SEDI.
2. Member of the audit committee.
3. Certain of these shares are held by Euro American Capital Corporation, a private company that is wholly owned by Mr. Carrier.
4. Certain of these shares are held by United Mineral Services, a private company that is wholly owned by Mr. Dickinson.
5. Certain of these shares are held by Gordon J. Fretwell Law Corporation, a private company that is wholly owned by Mr. Fretwell.

Biographical Information

The following information as to principal occupation, business or employment is not within the knowledge of the management of the Company and has been furnished by the respective directors.

RENE G. CARRIER – Director

Rene G. Carrier is a past Vice-President of Pacific International Securities Inc., where he worked for ten years, until 1991. Since that time he has been President of Euro-American Capital Corporation, a private company which specializes in restructuring, administration, and raising venture capital funds for junior companies.

Mr. Carrier currently is, or was within the past five years, an officer and/or director of the following public companies:

Company	Positions Held	From	To
Continental Minerals Corporation	Director	February 2001	Present
Amarc Resources Ltd.	Director	May 2008	Present
Chartwell Technology Inc.	Director	June 1991	April 2007

Company	Positions Held	From	To
Frontera Copper Corporation	Director	February 2009	June 2009
International Royalty Corporation	Lead Director	June 2003	February 2010
Quartz Mountain Resources Ltd.	Director	January 2000	Present
	President	June 2005	Present
Rockwell Diamonds Inc.	Director	April 1993	November 2008
Curis Resources Ltd.	Director	November 2010	Present
Rathdowney Resources Ltd.	Director	March 2011	Present

DAVID COPELAND, P.Eng. – President, Chief Executive Officer and Director

David Copeland is a geological engineer who graduated in economic geology from the University of British Columbia. With over 30 years of experience, Mr. Copeland has undertaken assignments in a variety of capacities in mine exploration, discovery and project development throughout the South Pacific, Africa, South America and North America. His principal occupation is President and Director of CEC Engineering Ltd., a consulting engineering firm that directs and co-ordinates advanced technical programs for exploration, pre-development and development activities on behalf of companies for which Hunter Dickinson Services Inc. provides services.

Mr. Copeland is, or was within the past five years, an officer and/or director of the following public companies:

Company	Positions Held	From	To
Continental Minerals Corporation	Director	November 1995	Present
	President & CEO	January 2008	Present
Amarc Resources Ltd.	Director	September 1995	Present
Farallon Mining Ltd.	Director	December 1995	April 2009
Great Basin Gold Ltd.	Director	February 1994	March 2008
Heatherdale Resources Incorporated	CEO, President & Director	November 2009	Present
Northern Dynasty Minerals Ltd.	Director	June 1996	Present
Rockwell Diamonds Inc.	Director	September 2006	Present
	Chief Executive Officer	September 2006	September 2007
	Chairman	September 2007	Present
Taseko Mines Limited	Director	March 1994	Present
Curis Resources Ltd.	Director	November 2010	Present

SCOTT D. COUSENS – Director

Scott Cousens provides management, technical and financial services to a number of publicly traded companies. Mr. Cousens’ focus since 1991 has been the development of relationships within the international investment community. Substantial financings and subsequent corporate success has established strong ties with North American, European and Asian investors.

Mr. Cousens is, or was within the past five years, an officer and/or director of the following public companies:

Company	Positions Held	From	To
Continental Minerals Corporation	Director	June 1994	Present
Amarc Resources Ltd.	Director	September 1995	Present
Anooraq Resources Corporation	Director	September 1996	June 2009
Farallon Mining Ltd.	Director	December 1995	April 2007
Great Basin Gold Ltd.	Director	March 1993	November 2006
Northern Dynasty Minerals Ltd.	Director	June 1996	Present
Rockwell Diamonds Inc.	Director	November 2000	November 2008
Taseko Mines Limited	Director	October 1992	Present
Heatherdale Resources Ltd.	Director and Chairman	November 2009	Present

ROBERT DICKINSON, B.Sc., M.Sc. – Director

Robert Dickinson is an economic geologist who serves as a member of management of several mineral exploration companies, primarily those for whom Hunter Dickinson Services Inc. provides services. He holds a Bachelor of Science degree (Hons. Geology) and a Master of Science degree (Business Administration - Finance) from the University of British Columbia. Mr. Dickinson has also been active in mineral exploration for over 40 years. He is also President and Director of United Mineral Services Ltd., a private investment company.

Mr. Dickinson is, or was within the past five years, an officer and/or director of the following public companies:

Company	Positions Held	From	To
Continental Minerals Corporation	Director	June 2004	Present
	Chairman	June 2004	January 2006
	Co-Chairman	January 2006	December 2006
Amarc Resources Ltd.	Director	April 1993	Present
	Chairman	April 2004	Present
Anooraq Resources Corporation	Director	October 2004	June 2009
	Co-Chairman	October 2004	June 2009
Detour Gold Corporation	Director	August 2006	February 2009
Farallon Mining Ltd.	Director	July 1991	April 2007
	Co-Chairman	September 2004	April 2006
Great Basin Gold Ltd.	Director	May 1986	November 2006
	Chairman	April 2004	December 2005
	Co-Chairman	December 2005	November 2006
Heatherdale Resources Ltd.	Director	November 2009	Present
Northern Dynasty Minerals Ltd.	Director	June 1994	Present
	Chairman	April 2004	Present
Rockwell Diamonds Inc.	Director	November 2000	September 2006
	Chairman	November 2000	September 2006

Company	Positions Held	From	To
Taseko Mines Limited	Director	January 1991	Present
	Chairman	April 2004	July 2005
	Co-Chairman	July 2005	May 2006
Curis Resources Ltd.	Director	November 2010	Present
Rathdowney Resources Ltd.	Director	March 2011	Present

	Chairman	March 2011	Present

GORDON FRETWELL, B.Comm., LLB – Director

Gordon Fretwell holds a Bachelor of Commerce degree and graduated from the University of British Columbia in 1979 with his Bachelor of Law degree. Formerly a partner in a large Vancouver law firm, Mr. Fretwell has, since 1991, been a self-employed solicitor (Gordon J. Fretwell Law Corporation) in Vancouver practicing primarily in the areas of corporate and securities law.

Mr. Fretwell is, or was within the past five years, an officer and/or director of the following public companies:

Company	Positions Held	From	To
Continental Minerals Corporation	Director	February 2001	Present
Bell Copper Corporation	Director	June 2001	Present
Benton Resources Corp.	Director	March 2005	Present
Copper Ridge Explorations Inc.	Director and Secretary	September 1999	August 2009
Frontera Copper Corporation	Director	February 2009	June 2009
Grandcru Resources Corp.	Director	December 2002	May 2008
ICN Resources Limited (formerly Icon Industries Limited)	VP of Legal Services	December 2000	March 2009
	Secretary	March 2009	Present
	Director	July 2004	March 2009
International Royalty Corporation	Director	February June 2003	February 2010
Keegan Resources Inc.	Director	February 2004	Present
Lignol Energy Corporation	Director	January 2007	Present
Meritus Minerals Ltd.	Director	June 2007	Present
Northern Dynasty Minerals Ltd.	Director	June 2004	Present
Pine Valley Mining Corp.	Director	August 2003	September 2007
Quartz Mountain Resources Ltd.	Director and Secretary	January 2003	Present
Rockwell Diamonds Inc.	Secretary	March 1998	November 2007
	Director	March 1998	September 2006
Tri-Gold Resources Corp.	Chief Financial Officer	November 2005	January 2006
Curis Resources Ltd.	Director	January 2011	Present

GERALD PANNETON, P.Geo. – Director

Gerald S. Panneton has been involved in the exploration and mining industry for over 25 years. Mr. Panneton is a graduate of the University of Montreal (BSc), and McGill University with a Masters Degree in Sciences.

Before joining Continental Minerals Corporation, Mr. Panneton was Director of Advanced Projects and Evaluations for the Exploration and Corporate Development Group for Barrick Gold Corporation, based in Toronto, Canada. His responsibilities included the evaluation and due diligence process of advanced projects throughout the world, including Russia, Europe, Africa, North America, Australia, and Asia.

Mr. Panneton is, or was within the past five years, an officer and/or director of the following public companies:

Company	Positions Held	From	To
Continental Minerals Corporation	Director	January 2006	Present
	President and Chief Executive Officer	January 2006	January 2008
Barrick Gold Corporation	Director Advanced Projects	May 1998	January 2006
Detour Gold Corporation	Director, President and Chief Executive Officer	July 2006	Present

RONALD THIESSEN, CA – Co-Chairman and Director

Ron Thiessen is a Chartered Accountant with professional experience in finance, taxation, mergers, acquisitions and re-organizations. Since 1986, Mr. Thiessen has been involved in the acquisition and financing of mining and mineral exploration companies.

Mr. Thiessen is, or was within the past five years, an officer and/or director of the following public companies:

Company	Positions Held	From	To
Continental Minerals Corporation	Director	November 1995	Present
	President and Chief Executive Officer	September 2000	January 2006
	Co-Chairman	January 2006	Present
Amarc Resources Ltd.	Director	September 1995	Present
	President and Chief Executive Officer	September 2000	Present
Anooraq Resources Corporation	Director	April 1996	Present
	President and Chief Executive Officer	September 2000	August 2007
Detour Gold Corporation	Director	July 2006	Present
	Chairman	July 2006	March 2009
Farallon Mining Ltd.	Director	August 1994	January 2011
	Co-Chairman	September 2004	December 2005
	Chairman	December 2005	January 2011
Great Basin Gold Ltd.	Director	October 1993	Present
	President and Chief Executive Officer	September 2000	December 2005
	Co-Chairman	December 2005	November 2006
	Chairman	November 2006	Present

Company	Positions Held	From	To
Northern Dynasty Minerals Ltd.	Director	November 1995	Present
	President and Chief Executive Officer	November 2001	Present
Rockwell Diamonds Inc.	Director	November 2000	September 2007
	President and Chief Executive Officer	November 2000	September 2006
	Chairman	September 2006	September 2007
Taseko Mines Limited	Director	October 1993	Present
	President and Chief Executive Officer	September 2000	July 2005
	Co-Chairman	July 2005	May 2006
	Chairman	May 2006	Present
Quadro Resources Ltd.	Director	July 1992	December 2006

ZHI WANG – Co-Chairman and Director

Zhi Wang completed a diploma in business administration at China Radio & Television University in 1984 and pursued further studies in business administration under an exchange program in Australia 1988. From 2001 to present, Mr. Wang has been Chairman and President of Honglu Investment Holdings, Inc., Tianyubofeng Science & Technology, Inc. and Standard Hotel Management, Co. He has also been President and General Manager of Ziyuewentao Enterprises Inc. from 1997 to present.

Mr. Wang is, or was within the past five years, an officer and/or director of the following public companies:

Company	Positions Held	From	To
Continental Minerals Corporation	Co-Chairman and Director	December 2006	Present
Great China Mining Inc.	Director	July 2003	December 2006

JIE (JACK) YANG – Director

Mr. Yang graduated from the Beijing University of International Business & Economics, Beijing, China in 1984 with a Bachelor of Economics degree. Mr. Yang has been President of Sundecin Enterprises Inc., a private consulting company, since 1997. He was Vice-President of Honglu Investment Holdings, Inc. from 2001 to 2003.

Mr. Yang is, or was within the past five years, an officer and/or director of the following public companies:

Company	Positions Held	From	To
Continental Minerals Corporation	Director	December 2006	Present
Anfield Nickel Corporation	Director	October 2005	April 2009
Brand Marvel Worldwide Consumer Products Corporation	Director	November 2008	Present
Great China Mining Inc.	Director	July 2003	December 2006
Highbury Projects Incorporated	Director	October 2005	Present
ZYP Capital Corporation	Director	November 2008	Present

LYDIA YANG – Director

Lydia Yang graduated from the Tam Kang University in Taipei, Taiwan in 2000 with a Bachelors degree.

Ms. Yang has been Deputy General Manager of the Zijin Mining Group operations in Fujian, China since August 2007. In addition, she worked for Pinnacle Mines Ltd. in Vancouver, British Columbia from 2004 to 2007.

Ms. Yang is, or was within the past five years, an officer and/or director of the following public companies:

Company	Positions Held	From	To
Continental Minerals Corporation	Director	October 2009	Present

JIANQING (JACK) MA – Director

Jianqing Ma is a senior geological engineer with over 18 years of experience in the industry. Mr. Ma completed a Master’s degree in 2005 from the Kunming University of Science and Technology. He is a geologist with Jinchuan Group Limited, the largest nickel producer in Asia and one of the largest copper producers in China.

Mr. Ma is, or was within the past five years, an officer and/or director of the following public companies:

Company	Positions Held	From	To
Continental Minerals Corporation	Director	May 2010	Present

DICKSON HALL – Vice President, Business Development

Dickson Hall holds Bachelor and Masters of Arts degrees from the University of British Columbia. Mr. Hall is the founding director of Dickson Hall & Associates, specializing in strategy and business development projects in China. He has an extensive career of over 25 years in the public and private sectors in China and Hong Kong having worked in Beijing and Guangzhou for British Petroleum, represented the Government of British Columbia in Hong Kong and China, and assisted numerous companies with China projects. He speaks, reads and writes Mandarin Chinese.

Mr. Hall is, or was within the past years, an officer and or/director of the following public companies:

Company	Positions Held	From	To
ACT360	Director	August 2004	Present
C.Y. Oriental Holdings Ltd.	Director	June 2007	April 2009

MARCHAND SNYMAN, CA(SA), CA(AUST) – Chief Financial Officer

Marchand Snyman obtained a B. Comm (Accountancy) degree in 1988 and a B. Comm (Hons) (Accountancy) degree in 1979 from the University of Pretoria, and an Advanced Diploma in Treasury Management (cum laude) from the University of South Africa in 1993. He is a member of the Institute of Chartered Accountants in Australia and of the South African Institute of Chartered Accountants

Prior to starting Muratie Investments Pty Limited in 2003, Mr. Snyman was the General Manager, Corporate Finance and Business Development of Anglo American Platinum Corporation Limited in Johannesburg, South Africa.

Mr Snyman is, or was within the past five years, an officer and/or director of the following public companies:

Company	Positions Held	From	To
Continental Minerals Corporation	Chief Financial Officer	January 2008	Present
Northern Dynasty Minerals Ltd.	Director and Chief Financial Officer	January 2008	Present
Heatherdale Resources Ltd.	Chief Financial Officer	November 2009	Present

TREVOR THOMAS, LLB – Secretary

Trevor Thomas has practiced in the areas of corporate commercial, corporate finance, securities and mining law since 1995, both in private practice as well as in-house and is currently in-house legal counsel for Hunter Dickinson Services Inc. Prior to joining Hunter Dickinson Services Inc., he served as in-house legal counsel with Placer Dome Inc.

Mr. Thomas is, or was within the past five years, an officer of the following public companies:

Company	Positions Held	From	To
Continental Minerals Corporation	Secretary	February 2008	Present
Northern Dynasty Minerals Ltd.	Secretary	February 2008	Present
Amarc Resources Ltd.	Secretary	February 2008	Present
Anooraq Resources Corporation	Asst Secretary	November 2007	Present
Farallon Mining Ltd.	Secretary	December 2007	Present
Rockwell Diamonds Inc.	Secretary	February 2008	Present
Taseko Mines Limited	Secretary	August 2008	Present
Heatherdale Resources Ltd.	Secretary	November 2009	September 2010
Rathdowney Resources Ltd.	Secretary	March 2011	Present

CHRIS ZAHOVSKIS, P.ENG – Chief Operating Officer

Chris Zahovskis is a mining engineer with more than 29 years experience from both an executive and operator perspective. Mr. Zahovskis obtained B.Sc. (Mining Engineering) from Queen’s University. He brings a wealth of knowledge and experience in strategic leadership and operations, project development, green field start up and due diligence assessments. Mr. Zahovskis worked with Cominco Limited from 1980 to 1997 in progressively senior roles at many of Cominco’s operations and projects in Canada and in Turkey.

Mr. Zahovskis is, or was within the past five years, an officer of the following public companies:

Company	Positions Held	From	To
Continental Minerals Corporation	Chief Operating Officer	June 2010	Present
Minco Silver Corporation	Chief Operating Officer	July 2008	December 2009
Blue Note Mining Ltd.	Vice President, Operations	August 2006	January 2008

Schedule II

Information about Jinchuan Group Ltd. and JinQing Mining Investment Limited

Jinchuan Group Ltd. is a company existing under the laws of China. Jinchuan Group Ltd. is wholly-owned and controlled by the government of the People’s Republic of China. The address of Jinchuan Group Ltd. and each person listed below (unless otherwise stated) is: c/o Jinchuan Group Ltd., Jinchang, Gansu, 737103, People’s Republic of China. The telephone number of Jinchuan Group Ltd.’s principal executive office is +86-935-8811111.

JinQing Mining Investment Limited, a wholly-owned subsidiary of Jinchuan Group Ltd., was incorporated under the laws of the Province of British Columbia on November 12, 2010 and has not carried on any material business other than in connection with matters directly related to the Arrangement described in the Circular. JinQing Mining Investment Limited does not maintain a principal executive office that is separate from that of Jinchuan Group Ltd. The registered office of JinQing Mining Investment Limited is located at Suite 2600 – 595 Burrard St., Vancouver, British Columbia, V7X 1L3.

Except as disclosed in the Circular, during the last five years, none of Jinchuan Group Ltd., JinQing Mining Investment Limited or any of their directors or executive officers who are listed below has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanours), or was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state laws, or a finding of a violation of federal or state securities laws.

The following table sets forth the citizenship and current position and principal occupation of each of Jinchuan Group Ltd.’s executive officers and directors, as well as, for each, the material occupations, positions, offices or employment held by the relevant person during the last five years and the starting and ending dates.

Jinchuan Group Ltd.

Name and Country of	Position with Jinchuan		Occupations Over
Citizenship	Group Ltd.	Principal Occupation	Previous 5 years

Directors

Yang Zhiqiang, China	Director, President	President, Jinchuan Group Ltd.	Vice Director, NDRC of Gansu Province (July 2005 to December 2007)

Vice President, Jinchuan Group Ltd. (December 2007 to February 2009)

President, Jinchuan Group Ltd. (February 2009 to present)

Zhang Ming, China	Director	Vice President, Gansu Branch of China Development Bank	Director of Client & Services Department III, Gansu Branch of China Development Bank (August 2006 to June 2007)

Name and Country of	Position with Jinchuan		Occupations Over
Citizenship	Group Ltd.	Principal Occupation	Previous 5 years

Vice President, Gansu Branch of China Development Bank (July 2007 to present)

Wang Haizhou, China	Director, CEO	CEO, Jinchuan Group Ltd.	Vice General Manager, Jinchuan Group Ltd. (October 2004 to July 2008)

CEO, Jinchuan Group Ltd. (July 2008 to present)

Zhang Ti, China	Director	Director, Client & Services Department II, Gansu Branch, China Development Bank	Director, Client & Services Department II, Gansu Branch, China Development Bank (March 2000 to present)

Shi Guomin, China	Director	Vice President, Stainless Steel Branch of Shanghai Baosteel Group Co.	Vice President, Stainless Steel Branch of Shanghai Baosteel Group Co. (June 2005 to present)

Zhou Yizhou, China	Director	Chief Accountant, Taiyuan Iron & Steel (Group) Co., Ltd.	Chief Accountant, Taiyuan Iron & Steel (Group) Co., Ltd. (September 2002 to present)

Zhang Tongqin, China	Director	General Manager of Gansu Industry, Trans & Investment Company	General Manager of Gansu Industry, Trans & Investment Company (June 2006 to present)

Officers

Yang Zhiqiang, China	President	President, Jinchuan Group Ltd.	See above.

Wang Haizhou, China	CEO	CEO, Jinchuan Group Ltd.	See above.

Sun Hongyuan, China	CFO	CFO, Jinchuan Group Ltd.	Director of Finance Department, Jinchuan Group Ltd. (January 2006 to November 2009)

CFO, Jinchuan Group Ltd. (November 2009 to present)

Name and Country of	Position with Jinchuan		Occupations Over
Citizenship	Group Ltd.	Principal Occupation	Previous 5 years

Wang Guiping, China	Vice President - Environment, Safety & Health	Vice President - Jinchuan Group Ltd.	Vice President- Environment, Safety & Health, Jinchuan Group Ltd. (July 2001 to present)

Bao Guozhong, China	Vice President - Planning	Vice President, Jinchuan Group	Vice President – Planning, Jinchuan Group Ltd. (July 2001 to present)

Li Shangyong, China	Vice President – Product Development	Vice President, Jinchuan Group Ltd.	Vice President – Product Development, Jinchuan Group Ltd. (July 2004 to present)

Wu Jun, China	Vice President – Marketing	Vice President, Jinchuan Group Ltd.	Director, Jinchuan Nickel and Cobalt Research Institute (July 2004 to January 2007)

General Manager Assistant, Jinchuan Group Ltd. (January 2007 to July 2008)

Vice President, Jinchuan Group Ltd. (July 2008 to present)

Yao Weixin, China	Vice President – Mine, Project Construction & Equipment	Vice President, Jinchuan Group Ltd.	General Manager Assistant, Jinchuan Group Ltd. (May 2009 to July 2009)

Vice President – Mine, Project Construction & Equipment, Jinchuan Group Ltd. (July 2009 to present)

Zhang Sanlin, China	Vice President – Assets, Operating, Risk Control & Law	Vice President, Jinchuan Group Ltd.	Secretary of Party Committee of Longshou Mine of Jinchuan Group Ltd. (June 2002 to July 2009)

Vice President – Assets, Operating, Risk Control & Law, Jinchuan Group Ltd. (July 2009 to present)

Name and Country of	Position with Jinchuan		Occupations Over
Citizenship	Group Ltd.	Principal Occupation	Previous 5 years
Chen Dexin, China	Vice President – Resources	Vice President, Jinchuan Group Ltd.	Secretary of Party Committee of Mine II, Jinchuan Group Ltd. (January 2007 to January 2009)

General Manager of Mine II, Jinchuan Group Ltd. (January 2009 to September 2010)

Vice President, Jinchuan Group Ltd. (September 2010 to present)

Zhou Min, China	Vice President	Vice President, Jinchuan Group Ltd.	General Manager, Jinchuan Smelter (September 2004 to February 2010)

General Manager Assistant, Jinchuan Group Ltd. (February 2010 to September 2010)

Vice President, Jinchuan Group Ltd. (September 2010 to present)

The following table sets forth the citizenship and current position and principal occupation of each of JinQing Mining Investment Limited’s executive officers and directors, as well as, for each, the material occupations, positions, offices or employment held by the relevant person during the last five years and the starting and ending dates.

JinQing Mining Investment Limited

Position with JinQing
Name and Country of	Mining Investment		Occupations Over
Citizenship	Limited	Principal Occupation	Previous 5 years
Youhuai Wang, China	President and Chief Executive Officer and Director	Manager, Investment Department, Jinchuan Group (Hong Kong) Resources Holdings Limited	International Trading Company of Jinchuan Group Ltd. (July 2007 to February 2009)

Project Manager, Assets Operating Department of Jinchuan Group Ltd. (March 2009 to June 2010)

Position with JinQing
Name and Country of	Mining Investment		Occupations Over
Citizenship	Limited	Principal Occupation	Previous 5 years
Manager, Investment Department, Jinchuan Group (Hong Kong) Resources Holdings Limited (July 2010 to present)

Beneficial Ownership of Common Shares of the Company

As of January 17, 2011, Jinchuan Group Ltd. beneficially owned 18,000,000 common shares, or 10.9%, of the Company, based on 153,730,527 common shares of the Company outstanding as of that date.

According to Jinchuan Group Ltd., none of its directors and officers own any share of the Company.

As of January 17, 2011, JinQing Mining Investment Limited does not beneficially own any common shares of the Company.

According to JinQing Mining Investment Limited, none of its directors and officers own any shares of the Company.

Schedule III

Transactions in the Company’s Securities

The Company has not paid any dividends on its outstanding common shares since its incorporation. Under the British Columbia Business Corporations Act (to which the Company is subject), a corporation may declare or pay a dividend unless there are reasonable grounds for believing that the corporation is insolvent or the payment of the dividend would render the corporation insolvent. Accordingly, payment of dividends on the Company’s common shares is within the discretion of the board of directors of the Company.

None of the Company, Jinchuan Group Ltd. or JinQing Mining Investment Limited has made an underwritten public offering of the Company’s common shares for cash during the past three years that was registered under the Securities Act of 1933, as amended, or exempt from registration under Regulation A.

During the two years prior to the date hereof, the Company has not purchased any of its outstanding common shares. During the two years prior to the date hereof, neither Jinchuan Group Ltd. nor JinQing Mining Investment Limited has purchased any of the Company’s outstanding common shares.

The following table sets forth transactions in the Company’s common shares since December 1, 2010 by the Filing Persons, including any of their directors, executive officers, affiliates and subsidiaries.

	Date of		Number of	Price per
Name	Transaction	Nature of Transaction	Securities	Security
Copeland, David James	2010-12-06	Correction of information	+27,277	N/A
Ross Smith Capital Group L.P.	2010-12-20	Acquisition in the public market	+7,300	2.3726
Ross Smith Capital Group L.P.	2010-12-21	Acquisition in the public market	+26,900	2.4761
Ross Smith Capital Group L.P.	2010-12-22	Acquisition in the public market	+3,200	2.4150
Ross Smith Capital Group L.P.	2010-12-23	Acquisition in the public market	+1,900	2.4100
Ross Smith Capital Group L.P.	2010-12-29	Acquisition in the public market	+55,900	2.4393
Ross Smith Capital Group L.P.	2010-12-30	Acquisition in the public market	+800	2.5000
Ross Smith Capital Group L.P.	2010-12-31	Acquisition in the public market	+8,500	2.5000
Ross Smith Capital Group L.P.	2011-01-07	Disposition in the public market	-300	2.5600
Ross Smith Capital Group L.P.	2011-01-07	Acquisition in the public market	+200	2.3500
Ross Smith Capital Group L.P.	2011-01-10	Disposition in the public market	-1,000	2.5400
Ross Smith Capital Group L.P.	2011-01-10	Acquisition in the public market	+2,500	2.4200
Ross Smith Capital Group L.P.	2011-01-11	Acquisition in the public market	+29,200	2.8266
Ross Smith Capital Group L.P.	2011-01-12	Disposition in the public market	-300	2.9100
Ross Smith Capital Group L.P.	2011-01-12	Acquisition in the public market	+3,500	2.8000

	Date of		Number of	Price per
Name	Transaction	Nature of Transaction	Securities	Security
Ross Smith Capital Group L.P.	2011-01-13	Acquisition in the public market	+2,000	2.7715
Ross Smith Capital Group L.P.	2011-01-17	Acquisition in the public market	+9,300	2.9003
Ross Smith Capital Group L.P.	2011-01-18	Acquisition in the public market	+800	2.8038
Ross Smith Capital Group L.P.	2011-01-19	Acquisition in the public market	+22,900	2.8534
Ross Smith Capital Group L.P.	2011-01-26	Acquisition in the public market	+61,900	2.7002
Ross Smith Capital Group L.P.	2011-01-31	Acquisition in the public market	+121,500	2.7127
Ross Smith Capital Group L.P.	2011-01-31	Acquisition in the public market	+36,300	2.7555
Ross Smith Capital Group L.P.	2011-02-02	Acquisition in the public market	+2,500	2.8200
Ross Smith Capital Group L.P.	2011-02-03	Disposition in the public market	-15,600	2.9600
Ross Smith Capital Group L.P.	2011-02-03	Acquisition in the public market	+110,000	2.8510
Ross Smith Capital Group L.P.	2011-02-04	Acquisition in the public market	+1,000	2.8700

Appendix A

Optionholders Eligible to Receive Financial Assistance

	Number of	Proceeds if
Option holder	options	exercised
Abou-Antoun S	18,900	$ 22,275
Aljunied F	11,400	13,590
Atkins S	3,900	4,095
Bell S	23,100	26,685
Beller S	13,000	13,650
Bennett R	4,700	4,935
Bergot B	7,500	9,900
Blackham L	4,900	5,145
Boyle J	33,000	34,650
Brommeland L	57,000	67,140
Brooks G	10,000	10,500
Bukala M	2,100	2,205
Carnegie R	1,800	1,890
Carrier R	360,000	557,000
Causey B	4,900	5,145
Chan Betty	13,200	13,860
Chan Bonnie	2,200	2,310
Cluff B	10,000	10,500
Copeland D	1,070,000	1,466,500
Cousens S	460,000	718,000
Cross B	6,600	7,740
Crozier J	26,700	31,275
DeJager L	4,900	5,145
Deng Q	38,000	39,900
Dickinson R	460,000	718,000
Ditson G	3,300	3,465
Eres D	3,000	3,150
Fretwell G	360,000	557,000
Gardiner S	77,000	94,350
Gaunt D	19,500	20,475
Grady P	9,900	10,395
Haas E	50,000	81,500
Hall D	570,000	810,000
Hallbauer R	160,000	195,000
Henderson M	26,700	30,465
Hodgson S	48,000	55,260

	Number of	Proceeds if
Option holder	options	exercised
Holding O	1,800	1,890
Hui C	1,000	1,050
Ing A	24,000	29,925
Jenkins B	14,000	14,700
Johnson D	9,800	10,290
Khan L	3,300	3,465
Kiehne S	1,800	1,890
Kim Joyce	1,000	1,050
Lai J	13,200	13,860
Lang J	43,500	51,345
Lee S	1,800	1,890
Likhtarov Y	18,900	22,275
Lin K	9,000	11,070
Liu Jianbing (Jerry)	200,000	420,000
Ma Annie	6,500	6,825
Magee S	48,000	55,260
Main S	4,900	5,145
Mann P	351,000	485,550
Mason J	300,000	523,000
McQuillan F	12,900	15,570
Mehdipour R	3,000	3,150
Neale G	23,700	27,315
Nicolson D	7,500	7,875
Oakley G	50,000	81,500
Odribege K	9,000	11,070
Oliver Jim	43,500	51,345
Oliver Ted	18,900	22,275
O'Sullivan S	3,000	3,150
Ouyang D	105,000	110,250
Panneton G	860,000	1,391,000
Pater A	3,600	3,780
Payne J	12,000	15,840
Peters M	14,700	15,435
Rebagliati M	72,000	86,940
Reefschlaeger R	1,800	1,890
Reyes-Byrne T	3,000	3,150
Rezvanova M	1,800	1,890
Richards J	6,300	6,615
Richardson M	29,700	35,235
Riley D	15,000	15,750
Roberts K	3,300	3,465

	Number of	Proceeds if
Option holder	options	exercised
Roe R	3,300	3,465
Schafer R	48,000	55,260
Seang D	6,000	7,920
Shariff A	260,000	396,000
Snyman M	565,000	701,250
Stinson L	5,400	5,670
Stone D	125,000	278,750
Sun Steven	300,000	630,000
Sunderji A	4,700	4,935
Tafti R	34,900	43,395
Takahashi D	5,100	5,355
Tan B	57,000	67,140
Tang S	7,500	7,875
Taras R	20,100	23,535
Tarry K	2,700	2,835
Thiessen R	765,000	1,092,250
Thomas T	160,000	195,000
Thompson S	9,900	10,395
Titley E	36,000	41,850
Tong C	1,000	1,050
Van Straaten C	29,700	35,235
Walker L	5,400	5,670
Wang Zhi	900,000	1,460,000
Warner C	12,900	15,570
Wilks C	9,900	10,395
Wilson C	1,800	1,890
Wong Tracy	8,100	8,505
Xia S	4,000	4,200
Yang G	4,400	4,620
Yang Jie (Jack)	520,000	792,000
Yang Jie (Tanya)	28,000	29,400
Yu Andy	24,800	28,767
Zahovskis C	400,000	880,000
Zhu Xuexin	390,000	409,500
Grand Total	11,084,000	$ 16,487,747

Schedule IV

Copy of Second Interim Order of the Court

[ Supreme Court Seal ]

No. S-110294
VANCOUVER REGISTRY

IN THE SUPREME COURT OF BRITISH COLUMBIA

IN THE MATTER OF PART 9, DIVISION 5, SECTION 291 OF THE BUSINESS
CORPORATIONS ACT, S.B.C. 2002, c. 57, AS AMENDED

AND

IN THE MATTER OF A PROPOSED PLAN OF ARRANGEMENT AMONG
CONTINENTAL MINERALS CORPORATION, ITS SECURITYHOLDERS, 0896097 B.C.
LTD., JINCHUAN GROUP LTD. and JINQING MINING INVESTMENT LIMITED

CONTINENTAL MINERALS CORPORATION

PETITIONER

SECOND INTERIM ORDER

BEFORE MASTER. G. Taylor
MONDAY, THE 14TH DAY OF
MARCH, 2011

ON THE APPLICATION of the Petitioner, Continental Minerals Corporation

[ X ] without notice coming on for hearing at 800 Smithe Street, Vancouver, British Columbia on Thursday, March 14, 2011 and on hearing Karen L. Carteri, counsel for the Petitioner;

THIS COURT ORDERS AS A SECOND INTERIM ORDER THAT:

SHAREHOLDERS MEETING DATE

1.	Continental may continue to adjourn the Meeting until such time as it has been advised that it has satisfactorily responded to all comments of the United States Securities and Exchange Commission ("SEC") in connection with the transaction statement filed in connection with the Arrangement on Schedule 13E-3 (the "Filed Schedule 13E-3") pursuant to Rule 13e-3 under the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"). Continental is at liberty to re-convene the Meeting (the "Reconvened Meeting") of Continental Securityholders on not less than 15 days notice (the "Notice Period"). The notice of the Reconvened Meeting shall be disseminated through Continental's usual news release wire services, in a news release which: (i) confirms the date, time and place in Vancouver of the Reconvened Meeting and (ii) discloses the existence of the amendment to the Filed Schedule 13E-3 (the "Amended Schedule 13E-3"), and Supplemental Materials (defined below) and briefly summarizes the contents of the Supplemental Materials and the website(s) on which the Amended Schedule 13E-3 and Supplemental Materials are available. The news release shall also provide that any Continental Securityholder or his or her broker or agent may request that a copy of the Supplementary Materials be couriered or mailed by first class mail directly to such securityholder (or the agent or broker) upon telephone request made of Continental, and shall include the relevant contact information.

2.

The aforementioned Notice Period is valid notwithstanding Article 11.12 of the Company's Articles. If the Reconvened Meeting can not be reconvened within 60 days from the date of this Second Interim Order for any reason, a further order must be obtained from this Court.

RECORD DATE

3.

The Record Date for purposes of entitlement to vote at the Reconvened Meeting shall continue to be January 14, 2011, notwithstanding Article 10.5 of the Company's Articles. A news release substantially in the form of the exhibit to the affidavit of Trevor Thomas filed in connection herewith disclosing the granting of this Second Interim Order shall be disseminated by Continental as soon as reasonably possible.

SUPPLEMENTARY MATERIALS

4.

"Supplementary Materials" shall augment the Meeting Materials of January 17, 2011 and shall consist of disclosure materials to be prepared by the Company and cleared with the SEC to address certain disclosure requirements prescribed by Rule 13e-3 and Schedule 13E-3 under the Exchange Act, and such other information as is necessary in the opinion of the board of Continental to afford Continental Securityholders sufficient information to make an informed decision on the merits of the Arrangement, as amended. The news release referred to paragraph 1 above shall incorporate a brief summary of the contents of the Supplementary Materials. Continental Securityholders will be deemed to have received the Supplementary Materials by the end of the business day following the date of such news release. Proxies that have been previously validly deposited and not revoked or changed shall continue to be valid for purposes of the Arrangement Resolutions at the Reconvened Meeting.

FINAL APPROVAL HEARING

5.

Upon approval of the Continental Securityholders of the Plan of Arrangement in the manner set forth in the Interim Order, and this Second Interim Order, Continental shall forthwith issue a news release disclosing this fact and may apply for an Order of the Court approving the Plan of Arrangement no earlier than the second business day following the date of the Reconvened Meeting, provided that a public news release confirming the date of such hearing is publicly disseminated at least two days before the hearing. Any Continental Securityholders who wishes to appear and respond to the application for final order shall follow the procedure in paragraph 34 of the Interim Order, except that the date for filing and delivering a Response shall be noon on the day before the date set for the hearing.

VARIANCE

6.

The Petitioner continues to be at liberty to apply to this Honourable Court to vary this Interim Order, the Second Interim Order, or for advice and direction with respect to the Plan of Arrangement or any of the matters related to the Interim Order or this Second Interim Order.

THE FOLLOWING PARTIES APPROVE THE FORM OF THIS ORDER AND CONSENT TO EACH OF THE ORDERS, IF ANY, THAT ARE INDICATED ABOVE AS BEING BY CONSENT:

/s/Karen L.Carteri
Signature of lawyer for the Petitioner
Karen L. Carteri

By the Court.
/s/ Registrar
Registrar

No. S-110294
VANCOUVER REGISTRY

IN THE SUPREME COURT OF BRITISH COLUMBIA

IN THE MATTER OF PART 9, DIVISION 5, SECTION 291 OF THE BUSINESS
CORPORATIONS ACT, S.B.C. 2002, c. 57, AS AMENDED

AND

IN THE MATTER OF A PROPOSED PLAN OF ARRANGEMENT AMONG
CONTINENTAL MINERALS CORPORATION, ITS SECURITYHOLDERS, 0896097 B.C.
LTD., JINCHUAN GROUP LTD. and JINQING MINING INVESTMENT LIMITED

CONTINENTAL MINERALS CORPORATION

PETITIONER

SECOND INTERIM ORDER

Karen Carteri
McMillan LLP
1500 — 1055 W. Georgia Street
Box 11117
Vancouver, B.C. V6E 4N7
(604) 689-9111

00645-140

Schedule V

List of Financial Analyses, Opinions and Reports Referred to in the Supplement

Prepared by Continental’s Advisors:

1.	Aker Kvaerner NI 43-101 Report October 31, 2007;
2.	BMO Capital Markets “Discussion Materials” dated July 11, 2009;
3.	BMO Capital Markets “Discussion Materials” dated July 13, 2009; and
4.	BMO Capital Markets “Fairness Considerations” dated January 10, 2011.

Prepared by Jinchuan Group’s Advisors:

1.	Bank of America Merrill Lynch “Valuation Analysis” dated July, 2009;
2.	A presentation entitled “Project Ocean – Valuation” by Sino Resources Capital Pty Ltd. (“SRC”) dated December 2009;
3.	A presentation entitled “Project Ocean” prepared by SRC and Gresham Investment House dated December 2009;
4.	A presentation entitled “Project Ocean – Implementation Strategy” prepared by SRC dated December 2009; and
5.	A presentation entitled “Project Ocean – Valuation Considerations for JNMC” prepared by SRC dated June 2010.

The documents above are available for download as Exhibits to the Schedule 13E-3 Filing of Continental at www.sec.gov which is dated concurrently with this Supplement.